Exhibit 10.2

BIND Therapeutics, Inc. 325 Vassar Street Cambridge, MA 02139	www.bindtherapeutics.com phone 617.491.3400 fax 617.491.0351

March 10, 2015

HAND DELIVERED

Re:	Employment Terms

Dear Andrew:

Reference is made to (i) that certain employment offer letter, dated as of June 19, 2012, by and between BIND Therapeutics, Inc., formerly known as BIND Biosciences, Inc. (the “Company”), and you (the “Employment Terms”), (ii) that certain letter regarding employment terms dated August 28, 2013 by and between the Company and you which amended certain of the Employment Terms (the “Severance Terms”) and (iii) that certain Employee Confidentiality, Non-competition and Assignment of Intellectual Property Agreement, dated as of June 25, 2012, by and between you and the Company (the “NDA”). This letter hereby amends, restates and replaces the Severance Terms in their entirety. Capitalized terms used in this letter without definition have the meanings given to such terms on Exhibit A.

The Employment Terms are hereby amended such that if the Company terminates your employment without Cause or you resign your employment for Good Reason (in either event, a “Qualifying Termination”), subject to your execution of a release acceptable to the Company (the “Release”) within the 30-day period following your Separation from Service, the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA, the Company will pay you the Severance Amount in substantially equal installments in accordance with the Company’s ordinary payroll practices over the Severance Period.

Subject to your timely executing (and not revoking) the Release as described above and your continued compliance with the terms of the NDA, if the Qualifying Termination is (i) a CEO Termination Event, then each outstanding Company stock option held by you shall immediately vest and become exercisable with respect to 100% of the shares of Company common stock subject thereto, or (ii) a COC Termination Event, then each outstanding equity award of the Company held by you that was granted on or after September 1, 2013, including, without limitation, each stock option, shall immediately vest and, if applicable, become exercisable with respect to 100% of the shares of Company common stock subject thereto. Except as otherwise provided in clause (i) of the immediately preceding sentence, the vesting of each equity award of the Company granted prior to September 1, 2013 shall accelerate in accordance with the terms and conditions of the agreement evidencing such award.

In addition, subject to your timely executing (and not revoking) the Release as described above and your continued compliance with the terms of the NDA, if following your Qualifying Termination you timely elect continued group medical insurance coverage pursuant to COBRA, the Company will directly pay or reimburse you for the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earliest to occur of (a) the final day of the Severance Period, (b) the date you and/or your eligible dependents are no longer eligible for COBRA and (c) the date you become eligible to receive medical insurance coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination of employment (based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your Separation from Service occurs and end on the earliest to occur of (x) the final day of the Severance Period, (y) the date you and/or your eligible dependents are no longer eligible for COBRA and (z) the date you become eligible to receive medical insurance coverage from a subsequent employer.

Each installment payment provided under this letter or the Employment Terms shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything in this letter or the Employment Terms to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter or the Employment Terms will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein or in the Employment Terms. Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code becomes payable upon the occurrence of a Qualified Sale, such compensation or benefit shall not be paid unless such Qualified Sale constitutes a “change in control event” within the meaning of Section 409A of the Code.

Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this letter and the Employment Terms and agree expressly to perform the obligations under this this letter and the Employment Terms in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter and the Employment Terms, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in the preceding sentence or which becomes bound by the terms of this letter and the Employment Terms by operation of law. No provision of this letter or the Employment Terms shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter or the Employment Terms by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. This letter and the Employment Terms represent the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior arrangements and understandings regarding same. The validity, interpretation, construction and performance of this letter and the Employment Terms shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of law. All amounts payable under this letter are subject to required tax withholdings. The invalidity or unenforceability of any provision or provisions of this letter or the Employment Terms shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Except as expressly set forth in this letter, the Employment Terms and the NDA shall remain unchanged and shall continue in full force and effect according to their respective terms.

Sincerely,

BIND THERAPEUTICS, INC.

By:	/s/ Daniel S. Lynch
Name:	Daniel Lynch
Title:	Chairman of the Board of Directors

Acknowledged and Agreed:

/s/ Andrew Hirsch
Andrew Hirsch

Exhibit A

Definitions

For purposes of the letter agreement to which this Exhibit A is attached (the “Severance Agreement”), the following defined terms have the following meanings. Capitalized terms used in this Exhibit A without definition have the meanings given to them in the Severance Agreement.

1. The Company shall have “Cause” to terminate your employment or service upon (i) your failure to substantially perform your duties with the Company or comply with, in any material respect, any of the Company’s policies to which you are subject; (ii) a determination by the Company that you failed in any material respect to carry out or comply with any lawful and reasonable directive of the Company; (iii) your breach of a material provision of any agreement between you and the Company; (iv) your conviction, or plea of no contest or nolo contendere, or the imposition of unadjudicated probation on you for any felony or crime involving moral turpitude; (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliates’) premises or while performing your duties and responsibilities for the Company (or any of its affiliates); or (vi) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or any of its affiliates.

2. “First Payroll Date” means the Company’s first ordinary pay date following the date that is 40 days after the date of your Separation from Service.

3. For the sole purpose of determining your right to separation payments and benefits under the Severance Agreement, your resignation will be for “Good Reason” if you resign your employment (i) at any time during the period that commences on the date that is 6 months after the date of a Trigger Event (as defined below) and ends on the first anniversary of the date of the Trigger Event (such period, the “Covered Period”) or (ii) within 30 days after any of the following: (A) a change in your principal work location despite your stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (B) a material reduction by the Company without your consent in your base salary or benefits (provided, that if the Company’s Board of Directors has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not constitute Good Reason if (1) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (2) the reduction does not reduce the salary and benefits by more than 20% below the level then in effect); or (C) a material reduction (other than a reduction that constitutes a Trigger Event) by the Company without your consent in your duties, position, title, or responsibilities (unless such reduction occurs after a Qualified Sale in which case a mere change in title or reporting responsibilities will not constitute Good Reason).

4. “Qualified Sale” shall mean the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, or merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent (50%) in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.

5. “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

6. “Severance Amount” means (i) with respect to a Qualifying Termination (a) by the Company without Cause while you are employed as the Company’s Chief Executive Officer or during the 1-year period after the date following the date of the Severance Agreement on which the Company first appoints any individual other than you as Chief Executive Officer of the Company (such first appointment, the “Trigger Event”) or (b) by you for Good Reason during the Covered Period, an amount equal to the sum of 12 months of your then-current base salary rate plus an additional amount equal to 3.33% of your then-current annual base salary for each full calendar month elapsed in the year the Qualifying Termination occurs as of the date of your employment termination (a termination of employment described in clause (i) of this definition, a “CEO Termination Event”); (ii) with respect to a Qualifying Termination that occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Qualified Sale, an amount equal to 12 months of your then-current base salary rate (a “COC Termination Event”), and (iii) with respect to any other Qualifying Termination, an amount equal to your then-current base salary rate for a period of six (6) months plus one month for each full year of continuous service to the Company up to the date of your termination of employment, not to exceed twelve (12) months in the aggregate, in the case of clauses (i), (ii) and (iii) hereof, without duplication.

7. “Severance Period” means the period beginning on the First Payroll Date and ending (i) with respect to a CEO Termination Event or a COC Termination Event, 12 months thereafter and (ii) with respect to any other Qualifying Termination, 6 months plus one month for each full year of continuous service to the Company up to the date of your termination of employment, not to exceed 12 months in the aggregate, thereafter.

* * * * *

2